FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:         3235-0287 |
    obligations may continue.  See           | Expires:   September 30, 1998 |
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response.......0.5  |
                                             _________________________________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

 Yimoyines            Dean                 J.
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   (Last)            (First)            (Middle)

   c/o OptiCare Health Systems, Inc.
   87 Grandview Ave.
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                     (Street)

 Waterbury,                CT            06708
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   OptiCare Health Systems, Inc. (OPT)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   October, 1999

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [x] Officer (give title below)           [ ] Other (specify below)

   Chairman, President and CEO
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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Common Stock              10/12/99     P               2,000     A        $4.625      249,825            I            By Spouse
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Common Stock                                                                            100              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
* If the form is filed by more than one person, see Instruction 4(b)(v).                                          SEC 1474 (7/96)


                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)                            able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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Stock        $2.56                          0     0     Immed.   1/08     Common  71,612           71,612        D
Options                                                                   Stock
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Stock        $2.56                          0     0      1/00    1/08     Common  71,612           71,612        D
Options                                                                   Stock
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Stock        $2.56                          0     0      1/01    1/08     Common  71,613           71,613        D
Options                                                                   Stock
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Stock        $2.56                          0     0      1/02    1/08     Common  71,613           71,613        D
Options                                                                   Stock
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Stock        $5.85                          0     0      8/00    8/09     Common  81,250           81,250        D
Options                                                                   Stock
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Stock        $5.85                          0     0      8/01    8/09     Common  81,250           81,250        D
Options                                                                   Stock
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Stock        $5.85                          0     0      8/02    8/09     Common  81,250           81,250        D
Options                                                                   Stock
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Stock        $5.85                          0     0      8/03    8/09     Common  81,250           81,250        D
Options                                                                   Stock
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Explanation of Responses:


              /s/ Dean Yimoyines                                10/12/99
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 1474 (7/96)